                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549 OMB APPROVAL

                                                  ----------------------------
                                                  OMB Number:        3235-0145
                                                  Expires: February 28, 2009
                                                  Estimated average burden
                                                  hours per response........11
                                                  ----------------------------



                                 SCHEDULE 13G

                                Amendment No. 1

                   Under the Securities Exchange Act of 1934



                            JAMES RIVER GROUP, INC
------------------------------------------------------------------------------

                               (Name of Issuer)
                                 Common Stock
------------------------------------------------------------------------------

                        (Title of Class of Securities)
                                   470359100
                  -------------------------------------------

                                (CUSIP Number)
                               December 31, 2006

------------------------------------------------------------------------------

(Date of Event Which Requires Filing of this Statement) Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)

         / / Rule 13d-1(c)

         /x/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



                                 Page 1 of 20
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CUSIP No.        470359100.......................
-------------------------------------------------------------------------------

1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only). Matthew

Bronfman, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, and as manager of JRG Seven,
LLC............................................................................
................................................................................
-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ...................................................................
    (b)     ...................................................................
---------------------- --------------------------------------------------------
3.  SEC Use Only       ........................................................

------------------------------------------ ------------------------------------
4.  Citizenship or Place of Organization   USA.................................

------------------ ------------------------- ----------------------------------
Number of Shares   5.   Sole Voting Power    108,725...........................
Bene-ficially
Owned by Each
Reporting Person
With:
                   ------------------------- ----------------------------------
                   6.   Shared Voting Power    1,632,688.......................

                   --------------------------- --------------------------------
                   7.   Sole Dispositive Power    108,725......................

                   ------------------------------ -----------------------------
                   8.   Shared Dispositive Power   1,632,688...................

------------------ ------------------------------- ----------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person  1,741,413

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .................................

11.  Percent of Class Represented by Amount in Row (9)     11.52%.............
---------------------------------------------------------- -------------------
12. Type of Reporting Person (See Instructions)IN

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                                 Page 2 of 20
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CUSIP No.        470359100.......................

------------------------------------------------------------------------------

1. Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

Edgar Miles Bronfman, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman...........
...............................................................................
------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ..................................................................
    (b)     ..................................................................

---------------------- -------------------------------------------------------
3.  SEC Use Only       .......................................................

------------------------------------------ -----------------------------------
4.  Citizenship or Place of Organization   USA................................

------------------ ------------------------- ---------------------------------
Number of Shares   5.   Sole Voting Power    .................................
Bene-ficially
Owned by Each
Reporting Person
With:
                   ------------------------- ---------------------------------
                   6.   Shared Voting Power    1,632,688......................

                   ------------------------------ ----------------------------
                   7.   Sole Dispositive Power    ............................

                   ------------------------------- ---------------------------
                   8.   Shared Dispositive Power   1,632,688..................

------------------------------------------------------------------------ -----
9.   Aggregate Amount Beneficially Owned by Each Reporting Person   1,632,688
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .................................
11.  Percent of Class Represented by Amount in Row (9)     10.80%.............

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)IN

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                                 Page 3 of 20
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CUSIP No.        470359100.......................
------------------------------------------------------------------------------

1. Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

Edgar Bronfman, Jr., as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman............
...............................................................................
------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ..................................................................
    (b)     ..................................................................

---------------------- -------------------------------------------------------
3.  SEC Use Only       .......................................................

------------------------------------------ -----------------------------------
4.  Citizenship or Place of Organization   USA................................

------------------ ------------------------- ---------------------------------
Number of Shares   5.   Sole Voting Power    .................................
Bene-ficially
Owned by Each
Reporting Person
With:

                   --------------------------- -------------------------------
                   6.   Shared Voting Power    1,632,688......................

                   ------------------------------ ----------------------------
                   7.   Sole Dispositive Power    ............................

                   ------------------------------- ---------------------------
                   8.   Shared Dispositive Power   1,632,688..................

------------------------------------------------------------------------ -----
9.   Aggregate Amount Beneficially Owned by Each Reporting Person   1,632,688
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .................................
11.  Percent of Class Represented by Amount in Row (9)     10.80%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)IN

------------------------------------------------------------------------------
...............................................................................
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------------------------------------------------------------------------------

                                 Page 4 of 20
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CUSIP No.        470359100.......................
                 ..................................
-------------------------------------------------------------------------------

1. Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

Mildred Kalik, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman..................
................................................................................
-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ...................................................................
    (b)     ...................................................................

---------------------- --------------------------------------------------------
3.  SEC Use Only       ........................................................

------------------------------------------ ------------------------------------
4.  Citizenship or Place of Organization   USA.................................

------------------ ------------------------- ----------------------------------
Number of Shares   5.   Sole Voting Power    ..................................
Bene-ficially
Owned by Each
Reporting Person
With:

                   --------------------------- --------------------------------
                   6.   Shared Voting Power    1,632,688.......................

                   ------------------------------ -----------------------------
                   7.   Sole Dispositive Power    .............................

                   ------------------------------- ----------------------------
                   8.   Shared Dispositive Power   1,632,688...................

------------------------------------------------------------------------ ------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person   1,632,688
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .................................
11.  Percent of Class Represented by Amount in Row (9)     10.80%.............

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)IN

------------------------------------------------------------------------------
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                                 Page 5 of 20
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CUSIP No.        470359100.......................
------------------------------------------------------------------------------

1. Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

Mayo A. Shattuck III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman...........
...............................................................................
------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ..................................................................
    (b)     ..................................................................

---------------------- -------------------------------------------------------
3.  SEC Use Only       .......................................................

------------------------------------------ -----------------------------------
4.  Citizenship or Place of Organization   USA................................

------------------ ------------------------- ---------------------------------
Number of Shares   5.   Sole Voting Power    .................................
Bene-ficially
Owned by Each
Reporting Person
With:

                   --------------------------- -------------------------------
                   6.   Shared Voting Power    1,632,688......................

                   ------------------------------ ----------------------------
                   7.   Sole Dispositive Power    ............................

                   ------------------------------- ---------------------------
                   8.   Shared Dispositive Power   1,632,688..................

------------------------------------------------------------------------ -----
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    1,632,688
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .................................
11.  Percent of Class Represented by Amount in Row (9)     10.80%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)IN

------------------------------------------------------------------------------
...............................................................................
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                                 Page 6 of 20
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CUSIP No.        470359100.......................
 -----------------------------------------------------------------------------

1. Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

John S. Weinberg, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman...............
...............................................................................
------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ..................................................................
    (b)     ..................................................................

---------------------- -------------------------------------------------------
3.  SEC Use Only       .......................................................

------------------------------------------ -----------------------------------
4.  Citizenship or Place of Organization   USA................................

------------------ ------------------------- ---------------------------------
Number of Shares   5.   Sole Voting Power    .................................
Bene-ficially
Owned by Each
Reporting Person
With:

                   --------------------------- --------------------------------
                   6.   Shared Voting Power    1,632,688.......................

                   ------------------------------ -----------------------------
                   7.   Sole Dispositive Power    .............................

                   ------------------------------- ----------------------------
                   8.   Shared Dispositive Power   1,632,688...................

------------------------------------------------------------------------ ------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person   1,632,688
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .................................
11.  Percent of Class Represented by Amount in Row (9) 10.80%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)IN

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                                 Page 7 of 20
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CUSIP No.        470359100.......................

------------------------------------------------------------------------------

1. Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

EBC Fiduciary Company, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman..........
...............................................................................
------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ..................................................................
    (b)     ..................................................................

---------------------- -------------------------------------------------------
3.  SEC Use Only       .......................................................

------------------------------------------ -----------------------------------
4.  Citizenship or Place of Organization   Wyoming............................

------------------ ------------------------- ---------------------------------
Number of Shares   5.   Sole Voting Power    .................................
Bene-ficially
Owned by Each
Reporting Person
With:

                   --------------------------- -------------------------------
                   6.   Shared Voting Power    1,632,688......................

                   ------------------------------ ----------------------------
                   7.   Sole Dispositive Power    ............................

                   ------------------------------- ---------------------------
                   8.   Shared Dispositive Power   1,632,688..................

------------------------------------------------------------------------ -----
9.   Aggregate Amount Beneficially Owned by Each Reporting Person  1,632,688..
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (
     See Instructions)   .................................
11.  Percent of Class Represented by Amount in Row (9)     10.80%.............

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) OO

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                                 Page 8 of 20
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CUSIP No.        470359100.......................
                 ..................................
------------------------------------------------------------------------------

1. Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

JRG Seven, LLC................................................................
...............................................................................
------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ..................................................................
    (b)     ..................................................................

---------------------- -------------------------------------------------------
3.  SEC Use Only       .......................................................

------------------------------------------ -----------------------------------
4.  Citizenship or Place of Organization   Delaware...........................

------------------ ------------------------- ---------------------------------
Number of Shares   5.   Sole Voting Power    1,632,688........................
Bene-ficially
Owned by Each
Reporting Person
With:

                   --------------------------- -------------------------------
                   6.   Shared Voting Power    ...............................

                   ------------------------------ ----------------------------
                   7.   Sole Dispositive Power    1,632,688...................

                   ------------------------------- ---------------------------
                   8.   Shared Dispositive Power   ...........................

------------------------------------------------------------------------ -----
9.   Aggregate Amount Beneficially Owned by Each Reporting Person   1,632,688
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .................................
11.  Percent of Class Represented by Amount in Row (9)  10.80%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)OO

------------------------------------------------------------------------------
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------------------------------------------------------------------------------

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Item 1...

     (a)   Name of Issuer

                  JAMES RIVER GROUP, INC.
     (b)   Address of Issuer's Principal Executive Offices

                  1414 Raleigh Road
                  Suite 415
                  Chapel Hill, NC 27517
Item 2.

    (a)   Names of Persons Filing

                  The persons filing this Schedule 13G are (i) JRG Seven LLC, a Delaware limited liability company, (ii) Edgar Miles Bronfman, Edgar Bronfman Jr., Mildred Kalik, Mayo A. Shattuck III, John S. Weinberg and EBC Fiduciary Company, solely as trustees of The Edgar M. Bronfman Non-IBD Trust A under the 1942 EMBT Donation dated May 1, 1942, The Edgar M. Bronfman Non-IBD Trust B under the 1942 EMBT Donation dated May 1, 1942, The Edgar M. Bronfman Non-IBD Trust C under the 1942 EMBT Donation dated May 1, 1942, The Edgar M. Bronfman Non-IBD Trust D under the 1942 EMBT Donation dated May 1, 1942, The Edgar M. Bronfman Non-IBD Trust E under the 1942 EMBT Donation dated May 1, 1942, The Edgar M. Bronfman Non-IBD Trust F under the 1942 EMBT Donation dated May 1, 1942 and The Edgar M. Bronfman Non-IBD Trust G under the 1942 EMBT Donation dated May 1, 1942 (collectively, the "Trusts"); and (iii) Matthew Bronfman, individually, as manager of JRG Seven LLC, and as a trustee under the Trusts.

     (b) Addresses of Principal Business Office or, if none, Residence

                  (i)      Edgar Miles Bronfman
                           c/o Holtz Rubenstein Remnick LLP
                           1430 Broadway, 17th Floor
                           New York, NY  10018

                  (ii)     Edgar Bronfman Jr.
                           c/o Holtz Rubenstein Remnick LLP
                           1430 Broadway, 17th Floor
                           New York, NY  10018

                  (iii)    Mildred Kalik
                           c/o Holtz Rubenstein Remnick LLP
                           1430 Broadway, 17th Floor
                           New York, NY  10018

                  (iv)     Mayo A. Shattuck III
                           c/o Holtz Rubenstein Remnick LLP
                           1430 Broadway, 17th Floor
                           New York, NY  10018

                  (v)      John S. Weinberg
                           c/o Holtz Rubenstein Remnick LLP
                           1430 Broadway, 17th Floor
                           New York, NY  10018

                  (vi)     EBC Fiduciary Company
                           c/o Holtz Rubenstein Remnick LLP
                           1430 Broadway, 17th Floor
                           New York, NY  10018

                  (vii)    Matthew Bronfman
                           c/o Holtz Rubenstein Remnick LLP
                           1430 Broadway, 17th Floor
                           New York, NY  10018

                  (viii)   JRG Seven LLC
                           c/o Holtz Rubenstein Remnick LLP
                           1430 Broadway, 17th Floor
                           New York, NY  10018

     (c)     Citizenship

                  See Item 4 of each cover page.
     (d)     Title of Class of Securities

                  COMMON STOCK

     (e)     CUSIP Number

                  470359100

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable

Item 4.  Ownership.

     (a) Amount beneficially owned:

                  JRG Seven LLC directly owns 1,632,688 shares of common stock of the Issuer. The Trusts are the sole members of JRG Seven LLC. Each of the reporting persons listed herein (other than JRG Seven LLC) is a trustee of all of the Trusts.

                  Matthew Bronfman directly owns 14,371 shares of common stock of the Issuer. Matthew Bronfman is also the controlling person of Bronfman Associates III, which directly owns 87,854 shares of common stock of the Issuer. Matthew Bronfman is also the manager of JRG Seven LLC, whose ownership of common stock of the Issuer is discussed in the paragraph above.

                  Each reporting person identified in this Schedule 13G expressly disclaims any beneficial interest in the common stock of the Issuer, except for those shares of common stock which are stated to be owned directly by such person (or, in the case of

Matthew Bronfman, stated to be directly owned by Bronfman Associates III), and except to the extent of such person's beneficial interest in the Trusts.

     (b) Percent of class:

                  See Item 11 of each cover page.

     (c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote

                  See Item 5 of each cover page.

         (ii) Shared power to vote or to direct the vote:

                  See Item 6 of each cover page.

        (iii) Sole power to dispose or to direct the disposition of:

                  See Item 7 of each cover page.

        (iv) Shared power to dispose or to direct the disposition of:

                  See Item 8 of each cover page.

Item 5. Ownership of Five Percent or Less of a Class.

     Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not Applicable

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable

Item 9.  Notice of Dissolution of Group.

     Not Applicable

Item 10. Certification.

     Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                Dated:  February 13, 2007




                                                MATTHEW BRONFMAN


                                             /s/ Matthew Bronfman
                                             ---------------------------------
                                                          Signature

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Dated:  February 13, 2007




                                            EDGAR MILES BRONFMAN, as Trustee



                                            By:  Matthew Bronfman, as
                                            Attorney-in-Fact pursuant to the
                                            Power of Attorney attached to this
                                            Schedule 13G


                                             /s/ Matthew Bronfman
                                             ---------------------------------
                                                             Signature

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              Dated:  February 13, 2007




                                              EDGAR BRONFMAN, JR., as Trustee



                                              By:  Matthew Bronfman, as
                                              Attorney-in-Fact pursuant to the
                                              Power of Attorney attached to this
                                              Schedule 13G


                                             /s/ Matthew Bronfman
                                             ---------------------------------
                                                          Signature

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           Dated:  February 13, 2007




                                           MILDRED KALIK, as Trustee



                                           By:  Matthew Bronfman, as
                                           Attorney-in-Fact pursuant to the
                                           Power of Attorney attached to this
                                           Schedule 13G


                                           /s/ Matthew Bronfman
                                           ---------------------------------
                                                        Signature

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Dated:  February 13, 2007




                                             MAYO A. SHATTUCK III, as Trustee



                                             By:  Matthew Bronfman, as
                                             Attorney-in-Fact pursuant to the
                                             Power of Attorney attached to this
                                             Schedule 13G


                                             /s/ Matthew Bronfman
                                             ---------------------------------
                                                          Signature

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           Dated:  February 13, 2007




                                           JOHN S. WEINBERG, as Trustee



                                           By:  Matthew Bronfman, as
                                           Attorney-in-Fact pursuant to the
                                           Power of Attorney attached to this
                                           Schedule 13G


                                           /s/ Matthew Bronfman
                                           -----------------------------------
                                           Signature

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Dated:  February 13, 2007




                                             EBC FIDUCIARY COMPANY, as Trustee



                                             By:  Matthew Bronfman, as
                                             Attorney-in-Fact pursuant to the
                                             Power of Attorney attached to this
                                             Schedule 13G


                                             /s/ Matthew Bronfman
                                             ----------------------------------
                                                          Signature

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Dated:  February 13, 2007




                                             JRG SEVEN, LLC



                                             By: /s/ Matthew Bronfman
                                             -------------------------------
                                                    Matthew Bronfman
                                                    Manager